Exhibit 10.6

Management Incentive Program Summary

Overview

The Management Incentive Program (the “Program”) of Genaissance Pharmaceuticals, Inc. (the “Company”) is an incentive bonus program that provides that certain employees (each, a “Participant”) are eligible to receive an annual bonus, payable at the sole discretion of the Chief Executive Officer in cash, in shares of restricted common stock of the Company, or in options to purchase shares of common stock of the Company, in recognition of their respective contributions to the success of the Company.  Each fiscal year consists of one Program Period (the “Program Period”).

The Board of Directors of the Company (the “Board”), or a committee thereof, retains the right to modify or terminate the Program at any time.

Goal

The goal of the Program is to better motivate, reward and retain senior management and key contributors of the Company.

Eligibility

Generally, employees at or above the level of Vice President are eligible to participate in the Program.  In order to be eligible to participate in the Program, a Participant must be actively employed by the Company at the time the annual bonus under the Program is paid or issued, as the case may be.  For those Participants who are hired at or promoted to the level of Vice President or above during the Program Period, bonuses granted under the Program, if any, will be pro-rated based on the period of time the Participant was engaged in such eligible position.

Payments Under the Program

All bonuses paid under the Program will be payable in the first quarter of the fiscal year following the applicable Program Period.  Such bonuses will be paid to Participants either in cash, in shares of restricted common stock of the Company, or in options to purchase shares of common stock of the Company at the sole discretion of the Chief Executive Officer of the Company, except for any bonus paid to the Chief Executive Officer, which will be paid at the sole discretion of the compensation committee of the Board.

Bonus payments made under the Program are determined in accordance with the following quidelines:

•                  50% of the bonus payable will be based on the Company’s achievement of certain pre-determined Company-wide objectives; and

•                  50% of the bonus payable will be based on the Participant’s accomplishment of certain performance objectives set and agreed upon during the first quarter of each fiscal year between the Participant and his or her supervisor.

Bonus payments under the Program are targeted to be between 50% and 75% of the Participant’s respective annual base salary.  The Board or a committee thereof may determine not to award any bonuses in any given Program Period.